MASTER DISTRIBUTOR AGREEMENT
                          ----------------------------


This Agreement, made this 11th day of January 1995, between TF Purifiner, Inc. ("TF"), as exclusive worldwide distributor for TF Systems, Inc. (the "Manufacturer"), both Delaware Corporations, having their principal offices at 3020 High Ridge Road, Suite 100, Boynton Beach, Florida 33426, Trimex Korea, a South Korean Corporation, located a 7th Floor, Samwon Bldg. 1329-8 Socho-Dong, Socho-Ku, Seoul, Korea and Trimex Trading Corporation (the "Distributor"), located at 18301 Von Karman Avenue, Suite 860 Irvine, California 92715.

I.       WHEREAS:

         A. The Manufacturer and TF are in the business of designing, dev-eloping manufacturing and marketing bypass oil refiners and filters under the trademark "PURIFINER(TM)" hereinafter referred to as the "Product".

         B.      TF  is  the  exclusive  licensee   of  Patents  No.  4,189,351,
                 4,227,969,  4,289,583,  4,943,352  and  pending patent applica-
                 tions;

         C. TF has the right to grant to the Distributor the right to pur-chase and sell the Product in the Territory (as defined herein);

         D. The Distributor warrants that it is now solvent and capable of acting as a distributor within the Territory; and

         E. The Distributor is desirous of purchasing and selling the Product in the Territory, and TF is desirous of granting the Distributor, the right to do so upon the following terms and conditions; in consideration of the mutual promises and understandings set forth below, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

II.      APPOINTMENT

         A. TF appoints the Distributor as the master exclusive distributor of the Product within the Territory and will sell the Product to the Distributor, and the Distributor agrees to purchase such Product from TF and distribute the Product within the Territory under the terms of this Agreement. Distributor shall not sell the Product in any country other than its Territory.

         B. TF shall not appoint another distributor of the Product in the Territory. However, TF is not accountable for sales of the Product or similar items by unauthorized accounts within or outside of the Territory, or as a part of a vehicle, boat, engine or other installation equipped with the Product as O.E.M. and imported into the Territory.

         C.      The Territory shall be defined as South Korea.

                 The Distributor shall not solicit sales or sell the Product outside the Territory without first getting written permission from TF.

         D.      Original Equipment Manufacturer Accounts:

                 TF reserves the right to sell the product directly to any manufacturer of engines, vehicles, and other machinery as original equipment (hereinafter referred to as "O.E.M"), outside of South Korea.

         E.      South Korean OEM Accounts:

                 It is agreed that Halla, KIA and Hando accounts ("Existing Accounts"), which have been previously contacted by TF, and all other South Korean OEM accounts will be jointly handled and negotiated by TF and Distributor. Sales commissions for all OEM accounts where ( l ) the OEM decides to manufacture the Product and pay TF a per unit fee and/or (2) purchase the unit directly from TF, will result in a sales commission to the Distributor of between 5% to 10%, depending on effort put forth by the Distributor, with the exact percentage to be negotiated prior to the signing of any OEM agreements. For example. if TF receives an average price of $ 100 per unit from the OEM then the Distributor will receive $5.00 to $10.00 per unit and TF will be responsible for any applicable royalty payments to Mr. Malt.

                 In the event that the Manufacturer, TF and Distributor decide to sell the exclusive manufacturing rights for the Product to the Existing Accounts, TF agrees to pay 25% of the total payment received from the Existing Accounts to the Distributor as a commission upon collection of such amount by TF. If the exclusive manufacturing rights are sold to other OEM accounts the commission earned by the Distributor will be negotiated prior to the signing of any such OEM agreements. For example, if TF sells the exclusive manufacturing rights to KIA for five years for $5,000,000, then the Distributor will receive 25% or $1,250,000 from TF as a sales commission.

                 Any sales commissions to be paid to the Distributor will be paid within 10 working days after TF receives such sales or license proceeds from the OEM accounts. Payments of sales commission should be by wire transfer to Trimex Trading Corporation's bank account at [ ].

III.     TERM OF AGREEMENT

         This Agreement is for six years providing that the Distributor abides by all provisions of this Agreement, including meeting minimum quarterly purchases specified in Article IV. Either party may terminate this Agreement at the end of its six year term by advising the other party three (3) months in advance. If the Agreement is not so terminated, it shall be automatically renewed for another six year period with minimum purchase quantities to be not less than 7,200 TF Purifiner units each year plus sufficient original TF replacement filters each year. The Distributor has the right to appoint sub-distributors within the Territory. The Distributor agrees and accepts that any contract made or entered into with sub- distributors shall not exceed the term of this Agreement. In the event that each year's minimum annual purchases is not met, the Distributor will be granted a non-exclusive option to sell the Product and will purchase the Product from TF at the current International Price Schedule without any discount until another exclusive distributor is appointed, at which time the prior distributor would purchase Product from the new distributor at the new distributors selling price.

IV.      MINIMUM ANNUAL PURCHASES

         All minimum annual purchase requirements set forth in this Agreement shall exclude all TF Purifiner units purchased or manufactured by all original equipment manufacturers in the Territory.

         The parties agree that the Distributor shall purchase from TF not less than [ ] TF Purifiner units in the first year, [ ] TF Purifiner units in the second year, and [ ] TF Purifiner units in the third year, plus sufficient original TF replacement filters to meet market demands on a quarterly basis. The Distributor will notify TF at least 45 days prior to the quarterly purchase deadline of its actual purchase requirements for the upcoming quarter, specifying the actual sizes and voltage requirements. The minimum quarterly purchase requirements will be between 15% to 50% of the annual minimum requirements and in no event will the sum of the four quarterly purchase requirements, to be purchased on February l, May l, August l and November l of each year, be less than the annual minimum purchase requirement of this Agreement. The Distributor also agrees to provide TF with purchase forecasts by quarter for the upcoming calendar year at least 90 days prior to year end.

V.       REPURCHASE OPTION

         Upon termination or cancellation of this Agreement, TF shall have the option to repurchase from the Distributor any or all of the Product then remaining in Distributor's inventory from TF at TF's original sales price less freight, duties and other charges plus a restocking charge of 10%.

VI.      DISCONTINUANCE OF USE OF TRADEMARK

         Upon termination or cancellation of this Agreement, the Distributor shall (a) discontinue any and all use of the trademarks and trade names of TF, including such use in advertising, (b) remove and return to TF, or in the alternative, remove and destroy, any and all signs designating Distributor as a distributor for the Product or which include the trademark or trade name of TF and (c) assign to TF all rights, title and interest to the use of the local Distributor's name and local Product names used by Distributor.

VII.     TERMINATION

         A. If either party breaches materially any of the fundamental terms of this Agreement, the other party has the right to terminate this Agreement by written notice unless the party committing such breach shall have corrected such breach within thirty (30) days (or such longer time as may be agreed in writing between the parties) after receipt of the above written notification. The written notice must specify the breach and be delivered by certified mail.

         B. This Agreement shall be terminated immediately by its own force without notice from either party in the following events: (a) An assignment of all or a major part of the assets of Distributor for the benefit of creditors; (b) Insolvency of the Distributor or the placing in liquidation (voluntarily or compulsorily) or being subject to the appointment of an official manager or receiver; (c) The discontinuance of Distributor's purchase of Products for sale in the Territory for a period of at least three (3) months, of minimum purchase requirement specified in IV; and (d) Failure in performing any of Distributor's obligations under this Agreement for a period of more than six (6) months by reason of directives of any government.

                 Distributor shall immediately advise TF in writing of the occurrence of any events specified in this article.

VIII.    RELATIONSHIP OF THE PARTIES

         A. The relationship of the Distributor to TF shall be that of an independent contractor. This Agreement does not in any way create the relationship of joint venture partnership, franchiser and franchisee or Principal and agent between TF and the Distributor, and it is not contemplated that TF will render significant assistance or guidance to the Distributor in the management, promotion or operation of the Distributor's business.

         B. Distributor will use its best reasonable efforts to market the Products in the Territory. The Distributor's activities in marketing the Products to its customers will include, but not be limited to: build sales volume to Existing Accounts, identify and develop new accounts and sub-distributors, diligently promote other new products and/or services offered by TF, provide all services necessary for the support of customers in their channel of distribution, effectively communicate all relevant information on the market, the competition, customers, etc., that may have an impact on TF's business, including, but not limited to, normal quarterly reporting of statistical information of sales, units, type of customer, applications and system ideas.

         C. At the expiration of this Agreement, unless renewed, no further relationship between Distributor and TF will exist, and no further commissions whatsoever are due to Distributor for any sales made by TF to any other entity, whether Distributor dealt with the entity or not, after expiration or termination of this Agreement, except such amounts as have accrued and are due and owing to the Distributor at the date of termination.

         D.      Distributor agrees that it will:

                 1. Not act in any way that would give the impression that it has the power or authority to bind TF in any respect whatsoever.

                 2. Not make any representation (oral or written) which varies from the specifications. operating instructions or representations given to Distributor or made by TF with respect to the Products, including warranties.

                 3. Maintain a place of business in the Territory and employ sufficient personnel to carry out Distributor's obligations under this Agreement and will commit to expend a minimum of $1,000,000 (U.S.) to launch the distribution of the Products in the Territory.

                 4. Comply with South Korean and other applicable international, federal, province, state and local laws, rules, regulations, ordinances and orders, in the solicitation of orders for the Products, and in its other activities.

                 5. Ensure that that each installer chosen by the Distributor will have received adequate and proper training and carry a "errors and omissions" policy in accordance with the laws of the Territory which insurance will cover any liability due to improper installation.

                 6. Use TF's trademarks (including "Purifiner"), trade names, logo-type and service marks only in accordance with TF's guidelines established for the use of such proprietary materials.

                 7. Maintain the confidentiality of any of TF's and Manu-facturer's trade secrets and proprietary information disclosed to Distributor.

                 8. Forward to TF a copy of any complaint received by Dis-tributor about Distributor, TF, Manufacturer, or the Products.

                 9. Distributor acknowledges that TF has the right at any time to change the design of, discontinue, or limit the manufacture or provision of any of the Products, to change the price thereof, or to withdraw from the market entirely upon giving written notice to Distributor within 90 days of such actions.

                 10. If the Distributor sells controlling interest of the distributorship (defined as greater than 50% of the voting shares), it must first be approved by TF.

                 11. Assign to TF any improvements to all TF Products as they are developed by the Distributor or any affiliated entity or person.

                 12.    The  Distributor   recognizes  the  importance  of  TF's
                        technologies and will take all necessary steps to protect TF's proprietary rights in the Territory.

                 13. Will purchase all necessary sales and training aids, in-cluding demonstration unit at TF's cost.

         E.      TF agrees that it will:

                 1. Use its' best efforts to deliver each order to the freight forwarder in the least possible time, making partial deliveries if necessary. TF will not be liable due To any "force majeure" as stipulated in section XIII.

                 2. Provide the Distributor with all of TF's existing and to be developed sales and promotional materials, training manuals, installation guidelines, etc. at TF's cost.

                 3. Make available the necessary personnel to provide train-ing in sales and installation of its Product at TF's Florida facility. Any out-of-pocket expenses, except for one round trip airfare to South

                        Korea, incurred by TF for training performed at other locations requested by the Distributor will be paid for by the Distributor, including hotel, meals, local transportation, etc.

                 4. TF understands the importance of fast patent approval from the South Korean Department of Patent Registry and TF will do its best to support such prompt approval.

                 5. TF will authorize Distributor to take specific actions against known patent infringers in order to give Distributor the ability to stop any illegal activities as required.

                 6. TF will apply for TF existing or new trademark to appro-priate South Korean Government Agency at Distributor expense.

IX.      PRICE AND CREDIT TERMS

         A. The Distributor shall purchase the initial purchase of $100,000 of Product from TF at the Price Schedule attached hereto as Exhibit A. A 5% discount to the attached Price Schedule will apply to the next $150,000 of Product purchased and a 10% discount will be applied for all purchases thereafter. The Price Schedule may be changed from time to time by TF upon giving written notice to Distributor within 90 days of such action.

         B. Within ten days of the signing of this Agreement, the Distribu-tor shall pay for 50% of the initial $100,000 (U.S.) order of the Product by means of wire transfer for $50,000.00 (U.S.) to TF at [ ]. The remaining balance for the initial order ($50,000.00 U.S.) is payable by an irrevocable confirmed sight letter of credit with a corresponding bank of Barnett Bank, opened at the time of the placement of the initial order; issued in the name of TF and payable on sight upon the delivery of the Products to the freight carrier for shipment, and TF may draw upon Distributor's Letter of Credit for this 50% upon presentation of: (a) a signed bill of lading, and ~b) a net invoice of shipment. (Letter of Credit to be made payable to [ ]). The initial order will be placed within 30 days of this Agreement and will include sufficient demonstration units, Batch Refiner units and a mix of other units and filters, as reasonably determined by Distributor. All fees related to Letter of Credit will be paid by Distributor.

                 For all subsequent orders, and depending on the performance of this Agreement, every order will be payable with an irrevocable and confirmed on sight Letter of Credit with a corresponding bank of Barnett Bank for the total amount of each order to be obtained at the time of the order. TF will be able to draw upon such Letter of Credit upon presentation to its bank of the signed billing of lading evidencing shipment of such order and a net invoice of shipment. All expenses related to the Letters of Credit will be borne by the Distributor.

         C. The Price Schedule does not include applicable taxes, duties, licenses, excises and tariffs and any other applicable charges all of which are the responsibility of the Distributor.

         D. All shipments will be made F.O.B. TF's Florida shipping dock. Insurance coverage on all shipments is the responsibility of the Distributor.

X.       ADVERTISING AND PROMOTION

         A. Distributor agrees to spend at least 5% of gross revenue, per annum on advertising and sales assistance.

         B. The Distributor shall not manufacture and/or cause to be manufactured and/or purchase and/or sell during the term of this Agreement, and for a period of one (1) year following termination or cancellation of this Agreement products which in the judgment of TF are similar in performance to or competitive with TF's Products from any source other than TF.

         C. TF agrees during the term of the Agreement to permit the Dis-tributor to use the TF's trademarks and trade names in the Distributor's sales program for the sole purpose of advertising and promoting the sale of the Product. Distributor agrees not to use or cause the use of TF's trademarks or trade names in any manner which shall directly or indirectly tend to lessen their value. Further, Distributor shall not use TF's trademark or trade names in the name of the Distributor's business or in any manner likely to convey to the public the idea that it is acting or selling goods on behalf of TF unless approved by TF.

         D. Any printed advertising and promotional material created by the Distributor referring to the Product shall be sent to TF prior to any use, including the English translation, and TF may disapprove within ten (10) days by fax, the use of any material which, in TF's opinion, misrepresents the Product or which might mislead customers.

         E. Distributor agrees to conduct its promotion, advertising, sales, pricing and business generally at all time in strict compliance with all applicable international, federal, state and local laws and regulations.

XI.      WARRANTIES AND DISCLAIMERS

         Attached to this Agreement is Exhibit B which is a copy of the limited warranty on the Product provided by the Manufacturer and TF.
         Distributor is not authorized on behalf of the Manufacturer or TF to expand or attempt to expand such warranty or the liabilities for any breach of that warranty. If defective units are returned to Distributor, the Distributor will report such to TF and will hold such units until

         TF notifies Distributor as to where to ship or dispose of such units at TF's expense. TF will replace all defective units as part of next quarterly purchase shipment to Distributor.

XIII.    FORCE MAJEURE

         Neither party shall be liable for failure to fulfill any obligation under this Agreement due to fire, tempest, flood, act of God, war, civil revolution or disturbance, riot, blockade, governmental restraint, industrial strike or lock-out, or any other similar causes whatsoever beyond the party's control.

XIII.    MANUFACTURER AND TF HELD HARMLESS

         Distributor shall indemnify and hold the Manufacturer and TF harmless from all liability for damages and/or costs (including attorney fees) caused by the Distributor's violation of this Agreement or any international, federal, state or local laws or regulations.

XIV.     ENTIRE AGREEMENT AND NOTICE

         A. This Agreement is made in English and is the entire Agreement between the parties and supersedes all prior agreements if any. Any waiver amendment, modification or renewal of this Agreement. to be effective must be in writing and signed by the parties. There are no oral or implied agreements and no oral or implied warranties between the parties.

                 If any provision of this Agreement shall be held invalid, the remaining provisions shall continue to be binding upon the parties.

         B. The waiver of any one default of this Agreement shall not waive subsequent defaults.

         C. Any notices required by this Agreement shall be sent to TF and Trimex Trading Corporation at the addresses noted herein.

XV.      ABITRATION

         Any controversy or claim arising out of or relating to this Agreement or the breach thereof, shall be settled according to the Florida Law in the form of legal arbitration. The arbitration shall take place in Palm Beach County and the number of arbitrators shall be three. Judgment upon the arbitration award may be entered in any court having jurisdiction thereof.



---------------------------------            ----------------------------------
TF PURIFINER, INC.                                 DATE
RICHARD C. FORD, PRESIDENT

---------------------------------            ----------------------------------
TRIMEX TRADING CORPORATION                   DATE
IN KIM, PRESIDENT

---------------------------------            ----------------------------------
TRIMEX KOREA                                       DATE
BYUNG SOO PARK, PRESIDENT

                               First Amendment to
                          Master Distributor Agreement

This first amendment to TF Purifiner, Inc., Trimex Korea and Trimex Trading Corporation Master Distributor Agreement is as follows:

  1. All  references   to  minimum  purchase  requirements  shall  be amended as
     follows:

     a) 1996 minimum purchase requirements shall be [ ] units plus a suffic-ient number of original replacement Purifiner filters, which shall be ordered by November 1996.

     b)   Subsequent quarterly minimum purchase amounts (yearly amounts in brac-
          kets) shall be as follows:

          1.  1997 ([     ] units/1997)  -   [     ] units plus sufficient
                                             replacement Filters ("Filters")

          2.  1998 ([     ] units/1998)  -   [     ] units plus Filters

          3.  1999 ([     ] units/1999)  -   [     ] units plus Filters

          4.  2000 ([     ] units/2000)  -   [     ] units plus Filters

          5.  2001 ([     ] units/2001)  -   [     ] units plus Filters

     c) All references to purchase price and payment terms will be amended as follows:

          1) Purchase price will be due TF Purifiner upon placement of order by wire transfer.

          2) Purchase price will be as shown in the attached Appendix A for all orders placed prior to the resolution of the patent issue discussed below. Adjustments may be made to such prices based upon increases in the international price sheet based upon same percentage off international prices as Appendix A. The purchase price subsequent to patent resolution shall be negotiated by parties within 30 days subsequent to such resolution.

                         First Amendment to
                    Master Distributor Agreement


     d) TF Purifiner will continue to use its best efforts to have Robert Malt assigned his rights to the Korean patent number 88-7256 from PDC and CNP. TF Purifiner represents to Trimex that to the best of its knowledge Malt is the rightful owner of such patent and any rights obtained by CNP from PDC were fraudulently obtained. If such patent rights are not obtained by Malt by December 31, 1996 then Distributor may cancel agreement.



--------------------------------            ----------------------------------
TF Purifiner, Inc.                                 Date
Richard C. Ford, President

--------------------------------            ----------------------------------
Trimex Trading Corporation                         Date
In Kim, President

--------------------------------            ----------------------------------
Trimex Korea                                       Date
Byung Soo Park, President